UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	77-0223740
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Musick, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates: 000-28288

Securities to be registered pursuant to Section 12(g) of the Act:
Rights to Purchase Series A Preferred Stock, no par value
(Title of class)

AMENDMENT NO. 2 TO FORM 8-A
Explanatory Note
This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Cardiogenesis Corporation (the “Company”), with the Securities and Exchange Commission on August 20, 2001.
Item 1. Description of Registrants Securities to be Registered
     Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:
In connection with the Company’s entry into an Agreement and Plan of Merger (the “Merger Agreement”) on March 28, 2011, by and between the Company, CryoLife, Inc. (“Parent”) and CL Falcon, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Computer Share Trust Company, N.A. (formerly Equiserve Trust Company, N.A.), as Rights Agent (the “Rights Agent”), entered into the Fourth Amendment (the “Fourth Amendment”) to Rights Agreement dated as of August 17, 2001 (the “Rights Agreement”). The Fourth Amendment, among other things, renders the Rights Agreement inapplicable to the Merger (as defined in the Merger Agreement), the Offer (as defined in the Merger Agreement), the Support Agreement, dated as of March 28, 2011 (the “Support Agreement”), by and among Parent and the officers and directors of the Company, the Merger Agreement and the transactions contemplated thereby. The Fourth Amendment provides that the execution and delivery of the Merger Agreement and/or the Support Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement, will not be deemed to result in either Parent or Merger Sub becoming an “Acquiring Person.” In addition, the Amendment provides that none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event” or a “Section 13 Event” shall occur, and that “Rights” will not separate from shares of the Company’s Common Stock, in each case, by reason of the execution and delivery of the Merger Agreement and/or the Support Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement.
The Fourth Amendment is filed as Exhibits 4.5 hereto and is incorporated herein by reference. The above description of the material terms of the Fourth Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibit.
Item 2. Exhibits.

Exhibit Number	Description
3.1	Certificate Determination of Preferences of Series A Preferred Stock of Cardiogenesis Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 20, 2001).

4.1	Rights Agreement, dated as of August 17, 2001, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 20, 2001).

4.2	First Amendment to Rights Agreement, dated as of January 17, 2002, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 12, 2002).

4.3	Second Amendment to Rights Agreement, dated as of January 21, 2004, by and between the Company and the Rights Agent

Exhibit Number	Description
(incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 21, 2004).

4.4	Third Amendment, dated as of October 26, 2004, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 26, 2004).

4.5	Fourth Amendment, dated as of March 28, 2011, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 29, 2011).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CARDIOGENESIS CORPORATION
March 29, 2011	By:	/s/ William Abbott
William Abbott
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate Determination of Preferences of Series A Preferred Stock of Cardiogenesis Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 20, 2001).

4.1	Rights Agreement, dated as of August 17, 2001, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 20, 2001).

4.2	First Amendment to Rights Agreement, dated as of January 17, 2002, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 12, 2002).

4.3	Second Amendment to Rights Agreement, dated as of January 21, 2004, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 21, 2004).

4.4	Third Amendment, dated as of October 26, 2004, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 26, 2004).

4.5	Fourth Amendment, dated as of March 28, 2011, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 29, 2011).